Exhibit 99.1

Media Contacts	Investor Relations
Michael Doherty	Robert Dougherty
Covad Communications	Covad Communications
408-952-7431	408-434-2130
mdoherty@covad.com	investorrelations@covad.com
Covad Communications Group Reports
First Quarter 2007 Results
Growth Products Subscription Revenue and
Revenue from Direct Subscribers Continues Upward Trend
First Quarter Financial and Business Highlights
•	Net revenues of $120.2 million

•	36.4 percent increase in subscription revenue from Growth products from the first quarter of 2006

•	18.3 percent increase in revenue from direct subscribers from the first quarter of 2006

•	A-EBITDA of $1.2 million

•	Net loss of $14.5 million ($0.05 per share)

•	Cash, cash equivalents and short-term investments, and restricted cash and cash equivalents usage of $9.5 million

•	Enhanced voice services with business continuity features

•	Launched strategic broadband partnership with United Online

•	Added over 10,000 line-powered voice access subscribers

•	Increased wireless subscribers by 22.9 percent to 3,570 from the first quarter of 2006
San Jose, Calif. (April 25, 2007) – Covad Communications Group, Inc. (AMEX: DVW), a leading national provider of integrated voice and data communications, today announced its first quarter of 2007 financial results, including $120.2 million in net revenues, $1.2 million in A-EBITDA and a net loss of $14.5 million, or $0.05 loss per share.
Charles Hoffman, Covad president and chief executive officer, said: “In the first quarter, we continued to focus on our strategy of transitioning the business towards higher-margin growth services, such as business-class broadband, line-powered voice access, and fixed broadband wireless products. This transformation moves forward as planned, and, although sequential quarterly revenue growth was modest, has resulted in strong bookings in the first quarter that should contribute to higher revenue growth in future periods. We will continue to focus our efforts on this transformation because we strongly believe that it is the best path to success.””

Summary of Financial Results
•	Net revenues for the first quarter of 2007 totaled $120.2 million, an increase of $0.7 million from the $119.5 million reported for the fourth quarter of 2006, and an increase of $2.4 million from the $117.8 million reported for the first quarter of 2006.

•	Direct subscribers for the first quarter of 2007 contributed $43.4 million of net revenues, or 36.1 percent, as compared to $42.4 million, or 35.5 percent, for the fourth quarter of 2006, and $36.7 million, or 31.1 percent, for the first quarter of 2006. Wholesale subscribers for the first quarter of 2007 contributed $76.8 million of net revenues, or 63.9 percent, as compared to $77.1 million, or 64.5 percent, for the fourth quarter of 2006, and $81.1 million, or 68.9 percent, for the first quarter of 2006.

•	Subscription revenue from Growth products for the first quarter of 2007 totaled $50.2 million, an increase of $2.7 million, or 5.7 percent, from the fourth quarter of 2006, and an increase of $13.4 million, or 36.4 percent from the first quarter of 2006. Covad’s growth products are T-1, business ADSL, Line-Powered Voice Access (“LPVA”), Voice over Internet Protocol (“VoIP”) and wireless. The increase from the fourth quarter of 2006 was attributable to increases in broadband subscription revenue from T-1, business ADSL and LPVA of $2.1 million, VoIP subscription revenue of $0.5 million and Wireless subscription revenue of $0.1 million. The increase from the first quarter of 2006 was attributable to increases in broadband subscription revenue from T-1, business ADSL and LPVA of $8.4 million, VoIP subscription revenue of $2.9 million and wireless subscription revenue of $2.1 million. Subscription revenue from Growth products for the first quarter of 2007 contributed 45.7 percent of total subscription revenues, an increase of 2.4 percent from the fourth quarter of 2006 and an increase of 10.8 percent from the first quarter of 2006. Refer to the Selected Financial Data below, including Note 3, for additional information, including a summary of subscription revenue from Growth and Legacy products and a reconciliation of subscription revenue to the most directly comparable GAAP measure.

•	Subscription revenue from Legacy products for the first quarter of 2007 totaled $59.5 million, a decrease of $2.7 million, or 4.3 percent, from the fourth quarter of 2006, and a decrease of $9.1 million, or 13.3 percent from the first quarter of 2006. Covad’s legacy products, primarily sold through wholesale channels, are consumer ADSL, business SDSL, frame relay and high-capacity transport circuits. The decreases from the fourth quarter of 2006 and first quarter of 2006 were primarily attributable to decreases in broadband subscription revenue from consumer ADSL and business SDSL and frame relay products. Subscription revenue from Legacy products for the first quarter of 2007 contributed 54.3 percent of total subscription revenues, a decrease of 2.4 percent from the fourth quarter of 2006 and a decrease of 10.8 percent from the first quarter of 2006. Refer to the Selected Financial Data below, including Note 3, for additional information, including a summary of subscription revenue from Growth and Legacy products and a reconciliation of subscription revenue to the most directly comparable GAAP measure.

•	Revenue from business subscribers for the first quarter of 2007 contributed $94.8 million of net revenues, a 1.1 percent increase from the fourth quarter of 2006 and an 8.3 percent increase from the first quarter of 2006. Revenue from business subscribers comprised 78.9 percent of net revenues, up from 78.6 percent in the fourth quarter of 2006 and 74.3 percent in the first quarter of 2006. Revenue from consumer subscribers for the first quarter of 2007 contributed $25.4 million of net revenues compared to

$25.6 million in the fourth quarter of 2006 and $30.2 million in the first quarter of 2006. Revenue from consumer subscribers for the first quarter of 2007 comprised 21.1 percent of net revenues, down from 21.4 percent in the fourth quarter of 2006 and 25.7 percent in the first quarter of 2006.
•	Adjusted earnings before interest, taxes, depreciation and amortization (“A-EBITDA”) for the first quarter of 2007 totaled $1.2 million, down from the $6.7 million A-EBITDA reported for the fourth quarter of 2006, and down from the $2.8 million A-EBITDA reported for the first quarter of 2006. A-EBITDA in the fourth quarter of 2006 includes the benefit of a transaction-based tax adjustment of approximately $2.3 million. Included in A-EBITDA for the first quarter of 2006 is $1.7 million from a software license agreement. Refer to the Selected Financial Data below, including Note 2, for additional information, including a reconciliation of this non-GAAP financial performance measure to the most directly comparable GAAP measure.

•	Net loss for the first quarter of 2007 totaled $14.5 million, or $0.05 loss per share, as compared to the $8.4 million net loss, or $0.03 loss per share, reported for the fourth quarter of 2006 and the $9.3 million net loss, or $0.03 loss per share, reported for the first quarter of 2006. As stated above, fourth quarter of 2006 includes the benefit of a transaction-based tax adjustment of approximately $2.3 million. Included in net loss for the first quarter of 2006 is $1.7 million from a software license agreement.

•	Cash, cash equivalents and short-term investments, and restricted cash and cash equivalents at the end of the first quarter of 2007 totaled $72.1 million, a decrease of $9.5 million when compared to the balance of $81.6 million at the end of the fourth quarter of 2006. This change in cash, cash equivalents and short-term investments, and restricted cash and cash equivalents for the first quarter of 2007 included $2.5 million of expenditures related to the LPVA build-out, which is being funded with the proceeds from the strategic agreement with EarthLink, a $6.8 million payment related to incentive programs accrued at the end of 2006, a $1.8 million semi-annual interest payment related our 3% convertible note, and $0.2 million related to the acquisition of DataFlo’s assets.
“In the first quarter of 2007, we made significant investments in our growth products, including scaling line-powered voice and fixed broadband wireless, and preparing to launch bonded T1 and ADSL 2+,” said Justin Spencer, Covad’s acting chief financial officer. “These products generate higher margins and ARPUs, providing us with a strong base of customers that fuel sustainable, profitable growth.”

Business Outlook
Based on this quarter’s results, we have updated full year guidance. For the fiscal year 2007, Covad expects:
•	Net revenues in the range of $485 – $505 million

•	A-EBITDA in the range of $25 — $35 million

•	Net loss in the range of $27 – $41 million
Conference Call Information
Covad will conduct a conference call to discuss these financial results on Wednesday, April 25, 2007 at 5:00 p.m. Eastern Time (ET)/ 2:00 p.m. Pacific Time (PT). The conference call will be webcast over the Internet. To listen to the call, visit the Event Calendar section on the Covad web site at http://www.covad.com/about_investors.shtml. Investors and press may also listen by telephone to the call by dialing (866) 250-3615. Participants are advised to call in 10 minutes prior to the start time. The conference call will be recorded and available for replay listening until 11:59 p.m. EST on May 2, 2007 by dialing (800) 405-2236 and reference pass code 11088275. A companion presentation providing graphical details of this press release is also available on the same investor section of the Covad Website.
About Covad
Covad is a leading nationwide provider of integrated voice and data communications. The company offers DSL, Voice Over IP, T1, Web hosting, managed security, IP and dial-up, broadband wireless, and bundled voice and data services directly through Covad’s network and through Internet Service Providers, value-added resellers, telecommunications carriers and affinity groups to small and medium-sized businesses and home users. Covad broadband services are currently available across the nation in 44 states and 235 Metropolitan Statistical Areas (MSAs) and can be purchased by more than 57 million homes and businesses, which represent over 50 percent of all US homes and businesses. Corporate headquarters is located at 110 Rio Robles San Jose, CA 95134. Telephone: 1-888-GO-COVAD. Web Site: www.covad.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:
The foregoing contains “forward-looking statements” which are based on management’s current information and beliefs as well as on a number of assumptions concerning future events made by management. Examples of forward-looking statements include the company’s expected revenue and revenue growth, net loss, A-EBITDA, anticipated higher margins and higher ARPU and our ability to fuel sustainable, profitable growth. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside Covad’s control that could cause actual results to differ materially from such statements. These risk factors include our ability to rapidly expand and deploy new services and improve and upgrade our existing network and services, the impact of increasing competition, pricing pressures, consolidation in the telecommunications industry, uncertainty in telecommunications regulations and changes in technologies, among other risks. For a more detailed description of the risk factors that could cause such a difference, please see Covad’s 10-K, 10-Q, 8-K and other filings with the Securities and Exchange Commission. Covad disclaims any intention or obligation to update or revise any forward-

looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of Covad.

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)
Condensed Consolidated Balance Sheet Data

	As of	As of
	Mar 31, 2007	Dec 31, 2006
Cash, cash equivalents, and short-term investments	$54,962	$62,072
Restricted cash and cash equivalents	17,176	19,578
Accounts receivable, net	31,145	31,151
All other current assets	12,231	11,148

Total current assets	115,514	123,949
Property and equipment, net	82,722	87,586
Collocation fees and other intangible assets, net	20,711	22,768
Goodwill	50,002	50,002
Deferred costs of service activation	24,938	24,268
Deferred debt issuance costs, net	3,363	3,823
All other long-term assets	2,342	912

Total assets	$299,592	$313,308

Total current liabilities	$97,168	$101,670
Long-term debt	169,774	167,240
Unearned revenues	39,409	39,506
Other long-term liabilities	4,924	2,538
Total stockholders’ equity (deficit)	(11,683)	2,354

Total liabilities and stockholders’ equity (deficit)	$299,592	$313,308

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands, except per share amounts)
Condensed Consolidated Statements of Operations Data

	Three Months Ended
	Mar 31, 2007	Dec 31, 2006	Mar 31, 2006
Revenues, net	$120,150	$119,456	$117,751

Operating expenses:
Cost of sales (exclusive of depreciation and amortization)	87,995	84,325	79,937
Selling, general and administrative	31,334	29,267	34,965
Depreciation and amortization of property and equipment	11,010	9,938	8,648
Amortization of collocation fees and other intangible assets	2,349	2,411	2,400
Provision for restructuring and post-employment benefits	—	137	763

Total operating expenses	132,688	126,078	126,713

Loss from operations	(12,538)	(6,622)	(8,962)

Other expense, net	(1,978)	(1,820)	(318)

Net loss	$(14,516)	$(8,442)	$(9,280)

Loss per common share:
Basic	$(0.05)	$(0.03)	$(0.03)

Diluted	$(0.05)	$(0.03)	$(0.03)

Weighted-average number of common shares outstanding
Basic	296,926	295,683	276,488

Diluted	296,926	295,683	276,488

Gross Margin (Note 1)	$32,155	$35,131	$37,814
%	26.8%	29.4%	32.1%
A-EBITDA Calculation (Note 2)

	Three Months Ended
	Mar 31, 2007	Dec 31, 2006	Mar 31, 2006
Net loss	$(14,516)	$(8,442)	$(9,280)
Plus: Other expense, net	1,978	1,820	318
Depreciation and amortization of property and equipment	11,010	9,938	8,648
Amortization of collocation fees and other intangible assets	2,349	2,411	2,400
Employee stock-based compensation	425	958	664

A-EBITDA	$1,246	$6,685	$2,750

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)
Consolidated Revenue Data

	Three Months Ended
(Note 3 through 7)	Mar 31, 2007	Dec 31, 2006	Mar 31, 2006
Broadband subscription revenue	$92,803	$93,100	$93,530
VoIP subscription revenue	8,981	8,483	6,124
Wireless subscription revenue	3,449	3,377	1,350
High-capacity circuit subscription revenue	4,477	4,724	4,416

Total subscription revenue	109,710	109,684	105,420
Other revenue, net	10,440	9,772	12,331

Revenues, net	$120,150	$119,456	$117,751

Subscription revenue from Legacy products
Broadband — Consumer ADSL	$18,718	$20,028	$24,135
Broadband — Business SDSL & Frame Relay	36,338	37,407	40,047
High-capacity circuits	4,477	4,724	4,416

Total subscription revenue from Legacy products	59,533	62,159	68,598

Subscription revenue from Growth products
Broadband — T1, Business ADSL, LPVA	37,747	35,665	29,348
VoIP	8,981	8,483	6,124
Wireless	3,449	3,377	1,350

Total subscription revenue from Growth products	50,177	47,525	36,822

Total subscription revenue	109,710	109,684	105,420
Other revenue, net	10,440	9,772	12,331

Revenue, net	$120,150	$119,456	$117,751

Direct subscription revenue	$42,049	$41,460	$36,132
Wholesale subscription revenue	67,661	68,224	69,288

Total subscription revenue	$109,710	$109,684	$105,420

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
Key Operating Data

	As of
	Mar 31, 2007	Dec 31, 2006	Mar 31, 2006
End of Period Lines (EOP)
Company
Business	234,210	236,956	234,516
Consumer	280,090	282,059	322,434

Total Company	514,300	519,015	556,950

Wholesale
Business	169,368	171,647	171,855
Consumer	270,371	271,311	306,576

Total Wholesale	439,739	442,958	478,431

Direct
Business	64,842	65,309	62,661
Consumer	9,719	10,748	15,858

Total Direct	74,561	76,057	78,519

Direct VoIP
Customers	1,982	1,623	1,328
Stations	52,465	49,987	42,787
Sites	3,353	2,805	2,170

Direct Wireless
Subscribers	3,570	3,493	2,904

Average Revenue per User (ARPU)
Company
Business	$103	$101	$99
Consumer	$24	$24	$25

Total Company	$60	$59	$56

Wholesale
Business	$86	$84	$82
Consumer	$24	$24	$24

Total Wholesale	$48	$47	$45

Direct
Business	$147	$147	$146
Consumer	$34	$35	$34

Total Direct	$132	$130	$122

Direct VoIP
Customers	$1,729	$1,814	$1,900
Stations	$58	$58	$49
Sites	$960	$1,039	$970

COVAD COMMUNICATIONS GROUP, INC.
SELECTED FINANCIAL DATA (unaudited)
(in thousands)
Business Outlook
A-EBITDA Calculation (Note 2)

	Full Year-2007
	Projected Range of Results
Total Revenue, net	$485.0	$505.0

Net loss	$(40.5)	$(26.5)
Plus: Other expense, net	9.5	8.5
Depreciation and amortization of property and equipment	43.0	41.0
Amortization of collocation fees and other intangible assets	10.0	9.5
Employee stock-based compensation	3.0	2.5

A-EBITDA (Note 2)	$25.0	$35.0

Notes to Unaudited Selected Financial Data
1.	Gross margin is calculated by subtracting cost of sales (exclusive of depreciation and amortization) from revenues, net.

2.	Management believes that Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“A-EBITDA”), defined as net loss excluding (i) depreciation and amortization of property and equipment, (ii) amortization of intangible assets, (iii) other income (expense), net, and (iv) employee stock-based compensation expense, is a useful measure because it provides additional information about the company’s ability to meet future capital expenditures and working capital requirements and fund continued growth. Management excludes employee stock-based compensation expense from this measure to make the results comparable to prior years due to fluctuations in the stock price. Management also uses this measure to evaluate the performance of its business segments and as a factor in its employee bonus program. A-EBITDA may be defined differently by other companies and should not be used as an alternative to our operating and other financial information as determined under accounting principles generally accepted in the United States. A-EBITDA is not a prescribed term under accounting principles generally accepted in the United States, does not directly correlate to cash provided by or used in operating activities and should not be considered in isolation, nor as an alternative to more meaningful measures of performance determined in accordance with accounting principles generally accepted in the United States. A-EBITDA generally excludes the effect of capital costs. Management reconciles A-EBITDA to net income or loss because it believes that net income or loss is the closest measure determined under accounting principles generally accepted in the United States that approximates A-EBITDA.

3.	Broadband, VoIP, Wireless and High-Capacity subscription revenues are defined as billings for recurring services provided during the period. These subscription revenues exclude charges for Federal Universal Service Fund (“FUSF”) assessments, dial-up services and other adjustments. In addition, these subscription revenues include bills issued to customers that are classified as financially distressed and whose revenue is only recognized if cash is received (refer to Note 4 below for a more detailed discussion on accounting for financially distressed partners). Management believes that Broadband, VoIP, Wireless and High-Capacity subscription revenues are useful measures for investors as they represent key indicators of the growth of the company’s core business. Management uses these subscription revenue measures to evaluate the performance of its business segments.

4.	When the company determines that (i) the collectibility of a bill issued to a customer is not reasonably assured or (ii) its ability to retain some or all of the payments received from a customer that has filed for bankruptcy protection is not reasonably assured, the customer is classified as “financially distressed” for revenue recognition purposes. A bill issued to a financially distressed customer is recognized as revenue when services are rendered and cash for those services is received, assuming all other criteria for revenue recognition have been met, and only after the collection of all previous outstanding accounts receivable balances. Consequently, there may be significant timing differences between the time a bill is issued, the time the services are provided and the time that cash is received and revenue is recognized.

5.	Customer rebates and incentives not subject to deferral consist of amounts paid or accrued under marketing, promotion and rebate incentive programs with certain customers. Rebates and incentives paid or accrued under these programs are not accompanied by any up-front charges billed to customers. Therefore, these charges are accounted for as reductions of revenue as incurred.

6.	Other revenues consist primarily of revenue recognized from amortization of prior period SAB 104 deferrals (refer to Note 7 below for a discussion of SAB 104), FUSF billed to our customers and other revenues not subject to SAB 104 deferral because they do not relate to an on-going customer relationship or performance of future services.

7.	In accordance with SAB 104, the company recognizes up-front fees associated with service activation, net of any amounts concurrently paid or accrued under certain marketing, promotion and rebate incentive programs, over the expected term of the customer relationship, which is presently estimated to be 24 to 48 months, using the straight-line method. The company also treats the incremental direct costs of service activation (which consist principally of customer premises equipment, service activation fees paid to other telecommunications companies and sales commissions) as deferred charges in amounts that are no greater than the up-front fees that are deferred, and such deferred incremental direct costs are amortized to expense using the straight-line method over 24 to 48 months.